ISSUER FREE WRITING PROSPECTUS NO. 1589B/A† Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated August 13, 2012 Deutsche Bank AG Step Performance Securities
Linked to the S&P 500® Index due on or about August 29, 2014
Investment Description
The Step Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the S&P 500® Index (the “Index”). If the Index Return is zero or positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the greater of the Index Return and the Step Return of between 19.00% and 22.00% (the actual Step Return will be determined on the Trade Date). If the Index Return is negative, you will be fully exposed to the negative Index Return and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the Index. Investing in the Securities involves significant risks. You will not receive interest or coupon payments during the term of the Securities. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑ Participation in Positive Index Returns with a Step Return Feature: If the Index Return is zero or positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the greater of the Index Return and the Step Return of between 19.00% and 22.00% (to be determined on the Trade Date). If the Index Return is negative, investors will be exposed to the decline in the Index at maturity.
❑ Full Downside Market Exposure: If the Index Return is negative, investors will be exposed to the full downside performance of the Index, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the Index. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2 1Expected. 2See page 3 for additional details	August 28, 2012 August 31, 2012 August 25, 2014 August 29. 2014

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Step Performance Securities Linked to the S&P 500® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below. The Initial Index Level and Step Return will be determined on the Trade Date.

Index	Initial Index Level	Step Return	CUSIP/ ISIN
S&P 500® Index (Ticker: SPX)		19.00%-22.00%	25154X470 / US25154X4705

†This amended and restated term sheet amends and restates term sheet No. 1589B in its entirety. We refer to this amended and restated term sheet as “term sheet.”

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009, as modified and supplemented by this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying underlying supplement, product supplement B, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Step Performance Securities linked to the S&P 500® Index
Per Security	$10.00	$0.20	$9.80
Total	$	$	$
(1)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.80 per Security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with the underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

♦	Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Step Performance Securities Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this free writing prospectus and “Risk Factors” on page 5 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has similar downside market risk as an investment in the Index or in the stocks included in the Index.
♦     You believe that the level of the Index will increase over the term of the Securities.
♦     You would be willing to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).
♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦     You do not seek current income from this investment and are willing to forgo dividends or other distributions paid on the stocks included in the Index.
♦     You are willing to hold the Securities, which have a term of 2 years, to maturity, and accept that there may be little or no secondary market for the Securities.
♦     You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦     You require an investment designed to guarantee a full return of the Face Amount at maturity.
♦     You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as an investment in the Index or in the stocks included in the Index.
♦     You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Initial Index Level on the Final Valuation Date.
♦     You would be unwilling to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).
♦      You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦     You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Index.
♦     You are unable or unwilling to hold the Securities, which have a term of 2 years, to maturity, or you seek an investment for which there will be an active secondary market.
♦     You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Indicative Terms		Investment Timeline
Issuer	Deutsche Bank AG, London Branch
Issue Price	$10.00 per Security for brokerage account investors; $9.80 per Security for certain advisory account investors (both subject to a minimum purchase of 100 Securities)
Face Amount	$10.00 per Security. The Payment at Maturity will be based on the Face Amount.
Term	2 years
Trade Date1	August 28, 2012
Settlement Date1	August 31, 2012
Final Valuation Date1, 2	August 25, 2014
Maturity Date1, 2, 3	August 29, 2014
Index	S&P 500® Index (Ticker: SPX)
Step Return	19.00%-22.00%. The actual Step Return will be determined on the Trade Date.
Payment at Maturity (per $10.00 Security)
If the Index Return is zero or positive, Deutsche Bank AG will pay you a cash payment per $10.00 Security that provides you with the Face Amount of $10.00 per Security plus a return equal to the greater of the Index Return and the Step Return, calculated as follows:
$10.00 + ($10.00 x the greater of (i) Step Return and (ii) Index Return)
If the Index Return is negative, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per Security, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Index, calculated as follows:
$10.00 + ($10.00 x Index Return)
In this scenario, you will lose some or all of the Face Amount in an amount proportionate to the percentage decline in the Index.

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	The closing level of the Index on the Trade Date
Final Index Level	The closing level of the Index on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1
In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2
Subject to postponement in the event of a market disruption event and as described under “Adjustments to Valuation Dates and Payment Dates — Market Disruption Events for Equity Based Underlyings or Basket Components” in the accompanying product supplement.

3	In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement B. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Final Index Level has declined below the Initial Index Level, you will be fully exposed to any negative Index Return, and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Index. Accordingly, you could lose up to your entire initial investment.

♦
The Step Return Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Step Return and the return you realize may be less than the Index’s return even if such return is positive.

♦	No Coupon Payments — Deutsche Bank AG will not pay you coupon payments on the Securities.

♦
Any Payment on the Securities is Subject to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Index would have.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or the stocks composing the Index.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the volatility of the Index;

♦	the time remaining to maturity of the Securities;

♦	the market prices and dividend rates on the component stocks underlying the Index;

♦	interest rates and yields in the market generally and in the markets of the component stocks underlying the Index;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities;

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Securities Have Certain Built-in Costs — While the Payment at Maturity described in this free writing prospectus is based on the Face Amount, the Issue Price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and the agents’ commission applicable to brokerage account investors. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks comprising the Index, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Index Return and Payment at Maturity based on observed levels of the Index in the market. The calculation agent can postpone the determination of the Index Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

♦
We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Index Return to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performances for the Index from -100.00% to +100.00% and assume an Initial Index Level of 1,400.00 and a Step Return of 20.50% (the midpoint of the Step Return range of 19.00% to 22.00%). The actual Initial Index Level and Step Return will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return on Securities per $10.00 Issue Price (%)(1)	Return on Securities per $9.80 Issue Price (%)(2)
2,800.00	100.00%	$20.00	100.00%	104.08%
2,660.00	90.00%	$19.00	90.00%	93.88%
2,520.00	80.00%	$18.00	80.00%	83.67%
2,380.00	70.00%	$17.00	70.00%	73.47%
2,240.00	60.00%	$16.00	60.00%	63.27%
2,100.00	50.00%	$15.00	50.00%	53.06%
1,960.00	40.00%	$14.00	40.00%	42.86%
1,820.00	30.00%	$13.00	30.00%	32.65%
1,687.00	20.50%	$12.05	20.50%	22.96%
1,680.00	20.00%	$12.05	20.50%	22.96%
1,540.00	10.00%	$12.05	20.50%	22.96%
1,400.00	0.00%	$12.05	20.50%	22.96%
1,260.00	-10.00%	$9.00	-10.00%	-8.16%
1,120.00	-20.00%	$8.00	-20.00%	-18.37%
980.00	-30.00%	$7.00	-30.00%	-28.57%
840.00	-40.00%	$6.00	-40.00%	-38.78%
700.00	-50.00%	$5.00	-50.00%	-48.98%
560.00	-60.00%	$4.00	-60.00%	-59.18%
420.00	-70.00%	$3.00	-70.00%	-69.39%
280.00	-80.00%	$2.00	-80.00%	-79.59%
140.00	-90.00%	$1.00	-90.00%	-89.80%
0.00	-100.00%	$0.00	-100.00%	-100.00%
(1)
This “Return on Securities per $10.00 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Face Amount to the Issue Price of $10 per Security for all brokerage account investors.

(2)
This “Return on Securities per $9.80 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Face Amount to the Issue Price of $9.80 per Security, which is the Issue Price for investors in certain fee-based advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Example 1 — The Final Index Level of 1,960.00 is greater than the Initial Index Level of 1,400.00, resulting in an Index Return of 40.00%. Because the Index Return is 40.00%, Deutsche Bank AG will pay you a Payment at Maturity of $14.00 per $10.00 Security (a return of 40.00% for brokerage account investors and 42.86% for advisory account investors), calculated as follows:

$10.00 + ($10.00 x Index Return)
$10.00 + ($10.00 × 40.00%) = $14.00

Example 2 — The Final Index Level is equal to the Initial Index Level of 1,400.00. Because the Index Return is zero or positive and the Index Return is less than the Step Return, the Issuer will pay you a Payment at Maturity of $12.05 per $10.00 Security (a return of 20.50% for brokerage account investors and 22.96% for advisory account investors), calculated as follows:$10.00

$10.00 + ($10.00 x Step Return)
$10.00 + ($10.00 × 20.50%) = $12.05

Example 3 — The Final Index Level of 1,120.00 is less than the Initial Index Level of 1,400.00, resulting in an Index Return of -20.00%. Because the Index Return is negative, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% of negative Index Return. The Payment at Maturity of $8.00 per $10.00 Security (a return of -20.00% for brokerage account investors and -18.37% for advisory account investors) will be calculated as follows:

$10.00 + ($10.00 × -20.00%) = $8.00

If the Index has closed below the Initial Index Level on the Final Valuation Date, you will be fully exposed to any negative Index Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Index, and you will lose some or all of your initial investment.  Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On July 2, 2012, the McGraw-Hill Companies and CME Group announced the launch of S&P Dow Jones Indices, a joint venture that combines S&P Indices and Dow Jones Indices. Under the terms of the joint venture, the S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC, a subsidiary of the McGraw-Hill Companies. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The graph below illustrates the performance of the S&P 500® Index from August 7, 2007 to August 7, 2012. The closing level of the S&P 500® Index on August 7, 2012 was 1,401.35. The historical levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the Index Return on the Final Valuation Date or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your Securities, and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the Securities to brokerage accounts. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.80 per Security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.